NORTHSTAR REALTY FINANCE
ANNOUNCES SECOND QUARTER 2007 RESULTS

Highlights

•	$0.39 second quarter AFFO per share, a 26% increase over second quarter 2006 AFFO.

•	Continued strong credit track record with no credit losses and no non-performing assets across entire $7.1 billion managed asset base.

•	No direct exposure to single family mortgage and housing markets.

•
Fitch upgrades six classes and affirms ratings on three classes of notes issued by NorthStar’s second securities CDO, and affirms ratings on all the classes of notes issued by NorthStar’s third and fifth securities CDOs.

•	Raised $242.5 million of unsecured corporate capital increasing liquidity and expanding capital base.

•	$580 million of available liquidity and $2.2 billion of total credit facilities with $1.2 billion undrawn at June 30, 2007.

•	Increased maximum size of an existing secured credit facility to $900 million, reduced pricing and increased flexibility.

•	Entered into new $350 million secured credit facility on August 8, 2007.

•	Second quarter dividend of $0.36 per share.

NEW YORK, NY, August 9, 2007 — NorthStar Realty Finance Corp. (NYSE: NRF) today announced its second quarter 2007 results. NorthStar reported adjusted funds from operations (“AFFO”) for the quarter ended June 30, 2007 of $0.39 per share versus $0.31 per share for the second quarter 2006. AFFO for the second quarter 2007 was $24.9 million, compared with $12.4 million for the second quarter 2006. Net income available to common shareholders for the second quarter 2007 was $11.0 million, or $0.18 per share, compared with $5.2 million, or $0.15 per share for second quarter 2006. For the quarter ended June 30, 2007, NorthStar generated a 17.0% return on average common book equity. For a reconciliation of net income to AFFO and a calculation of return on average common book equity, please refer to the tables on the following pages.

David T. Hamamoto, president and chief executive officer commented, “NorthStar delivered its tenth consecutive quarter of strong financial performance during a period of broad market volatility. As capital markets conditions became more challenging early in the quarter, we focused our efforts on strategically raising liquidity while selectively deploying capital and serving our best customers. In early July we also achieved an important milestone in our private capital management business, executing on our previously-announced initiative and obtaining over $100 million of equity for our NorthStar Real Estate Securities Opportunity Fund.”

Mr. Hamamoto continued, “We are seeing spreads widen and risk repricing across the capital markets, and believe that the most attractive opportunities will occur in the coming quarters. With nearly $600 million of excess liquidity, a stable asset base with no credit losses or non-performing assets, and over $4 billion of cheap long-term debt capital in its CDOs, NorthStar is well-positioned to thrive in this market. Our stockholders should expect to see us be patient with our capital as we believe asset spreads will continue to become more attractive as liquidity leaves the market.”

Investment Summary

NorthStar originated $1.2 billion of total new investment commitments during the second quarter 2007, funded $1.0 billion including fundings of prior period commitments, and received $275 million of proceeds from repayments and asset sales. NorthStar committed to $421 million of commercial real estate loans, funded $247 million including $32 million of prior period commitments, and received $152 million of real estate loan principal repayments. NorthStar also invested in $235 million of real estate securities transactions and acquired $221 million of net lease investments. Net lease investment volume for the quarter included a portfolio acquisition consisting of 29 separate healthcare-related facilities. NorthStar’s Monroe Capital joint venture, which primarily makes secured first lien loans to middle market companies, committed to $344 million of investments during the quarter. NorthStar deployed approximately $138 million of total net “equity” capital during the second quarter.

First mortgages and junior participations in first mortgages represented 73.2% and mezzanine loans represented 26.8% of second quarter committed real estate loan volume. Weighted average first and last dollar loan-to-value was 22.9% and 77.1%, respectively. NorthStar’s real estate securities second quarter investments had a weighted average credit rating of BBB-/Baa3.

As of June 30, 2007, NorthStar had $7.1 billion of assets under management.

Financing and Risk Management

During the second quarter NorthStar entered into a new three-year secured credit facility with its real estate debt warehouse lender increasing capacity to $400 million from its prior $250 million capacity, with a maximum increase to $800 million in connection with financing collateral for a securitization transaction. Additionally, NorthStar amended its existing facility with the same warehouse lender to provide for $100 million of additional capacity. The facilities bear interest at rates ranging from one-month LIBOR plus 0.15% to 2.10% based on the underlying collateral.

In May 2007, NorthStar issued an additional 1.4 million shares of its 8.25% Series B cumulative redeemable preferred stock at a price of $25.00 per share, raising approximately $34 million of net proceeds. In June 2007, a wholly-owned subsidiary of NorthStar issued $35 million of trust preferred securities in a private placement. The trust preferred securities have a 30-year term and bear a floating interest rate of LIBOR plus 2.70%. During the second quarter NorthStar entered into an interest rate swap with a commercial bank that converted this floating rate borrowing to a 8.29% fixed rate for ten years.

NorthStar also issued $172.5 million of 7.25% Exchangeable Senior Notes due 2027 in a private offering during the second quarter. Prior to the maturity date and upon the occurrence of specified events, the Notes are exchangeable into cash, shares of NorthStar’s common stock or a combination of cash and shares, at NorthStar’s option, at an initial exchange price of $16.89 per share.

In June 2007, the Company’s Monroe Capital joint venture entered into a $400 million facility which bears interest at LIBOR plus 0.75% and matures in March 2008. The lender had previously financed 100% of the collateral value in an off-balance sheet facility and retained all of the net interest income. Upon completion of the new facility the Company consolidated all of the corporate loan collateral financed under the old facility and receives the net interest margin.

NorthStar had $692 million outstanding under its $1.5 billion of committed on-balance sheet secured credit facilities and had no outstanding principal balance under its $100 million unsecured credit facility as of June 30, 2007. Total available liquidity at June 30, 2007 was approximately $581 million, including $281 million of cash in its CDOs, $41 million of unrestricted cash and cash equivalents, and $259 million of available undrawn equity liquidity on its credit facilities. NorthStar also has a $600 million off-balance sheet secured credit facility which had $262 million of outstandings at June 30, 2007. NorthStar had $1.2 billion of undrawn total credit facility capacity, and the average cost of NorthStar’s on-balance sheet senior and subordinate debt was 6.05% at the end of the second quarter 2007.

At June 30, 2007, the weighted average first and last dollar loan-to-value of NorthStar’s real estate loans was 21.8% and 78.9%, respectively. The average credit rating of NorthStar’s real estate securities was BBB/Baa2 and the net leased assets were fully leased with a weighted average remaining lease term of 9.7 years. The Company has no direct exposure to the single family mortgage markets and the single family housing sector.

As of June 30, 2007, NorthStar had no non-performing assets and experienced no credit losses during the second quarter. NorthStar’s securities portfolio had 48 upgrades representing $202 million of assets and eight downgrades representing $63 million of assets during the second quarter. On August 2, 2007, Fitch upgraded six classes and affirmed the ratings on three classes of notes issued by N-Star Real Estate CDO II, the Company’s second securities CDO. On August 7, 2007, Fitch affirmed the ratings on all the classes of notes issued by N-Star Real Estate CDOs III and VII, NorthStar’s third and fifth securities CDOs. As of August 8, 2007, the Company had no non-performing assets and no credit losses.

Andrew C. Richardson, chief financial officer and treasurer stated, “During the second quarter we accessed nearly $250 million of cost-effective and flexible unsecured capital as we saw capital markets volatility increasing. We had a substantial excess liquidity position and $1.2 billion of combined undrawn credit capacity at June 30, 2007. With the completion of an additional $750 million of credit facilities since quarter end, we now have $2.9 billion of total credit facility capacity and we are very well-positioned to selectively take advantage of interesting investment opportunities going forward.”

Mr. Richardson continued, “Our financial performance was solid during the quarter, driven by our continued cautious investment approach, which we believe is prudent in light of an uncertain outlook for the broader credit markets, and continued strong credit quality within our asset base. Early repayment fee income, realized gains and other income was just $1.3 million during the second quarter, which was approximately $3.5 million lower than the first quarter. This decrease offsets the benefit of greater average income-producing assets during the second quarter. Our risk management organization continues to be an important asset to the Company, enabling us to deliver stable and consistent earnings to our stockholders resulting from our strong credit performance.”

Subsequent Events and Dividends

On July 5, 2007, NorthStar closed on $109.0 million of equity capital for NorthStar Real Estate Securities Opportunity Fund, an investment vehicle in which NorthStar intends to prospectively conduct its real estate securities investment business. NorthStar is the manager and general partner of the fund, and will typically receive base management fees ranging from 1.0% to 2.0% per annum on third party capital, and is entitled to annual incentive management fees ranging from 20% of the increase in the fund’s net asset value to 25% of the increase in net asset value in excess of an 8.0% per annum return. At the initial closing, NorthStar contributed approximately $63.6 million of assets, including its interests in two synthetic commercial real estate CDOs, its equity interest in its most recent real estate securities CDO - CDO 9, deposits relating to its off-balance sheet warehouse facility and an equity interest in a third party securitization. NorthStar received approximately $35.6 million of cash proceeds from the closing and retained a 25.7% interest in the fund. In connection with obtaining $81.0 million of third-party commitments, NorthStar has agreed to pay an advisor approximately $3.2 million over a two-year period, but for GAAP accounting purposes expects to expense this amount in the third quarter 2007. To the extent there are subsequent closings, the charge will increase by 4.0% of additional third-party commitments obtained. NorthStar is targeting NorthStar and third party commitments totaling $250 million and has committed to maintain a minimum investment equal to 25% of the fund’s capital.

On July 24, 2007, NorthStar announced that its Board of Directors declared a cash dividend of $0.36 per share of common stock, payable with respect to the quarter ended June 30, 2007. The dividend will be paid on August 15, 2007 to shareholders of record as of the close of business on August 7, 2007. The dividend represents an increase of 20% from the dividend of $0.30 per common share paid in the prior year’s quarter.

On July 31, 2007, the Company’s Monroe Capital joint venture entered into a new $400 million secured credit facility with Wachovia Bank, National Association. The facility bears interest at LIBOR plus 0.75% and has a maximum term of three years.

On August 8, 2007, NorthStar entered into a new $350 million secured credit facility with JPMorgan Chase Bank N.A. The facility bears interest at rates ranging from LIBOR plus 0.05% to 1.75% based on the underlying collateral and has a maximum term of three years.

At June 30, 2007, NorthStar had 64,617,067 total shares and operating partnership units outstanding, a $8.99 book value per share and a $9.54 undepreciated (excluding accumulated depreciation and FAS 141 amortization) book value per share. Minority interest relating to the operating partnership was $12.6 million at June 30, 2007.

Earnings Conference Call

NorthStar will hold a conference call to discuss second quarter 2007 financial results on August 9, 2007, at 10:00 AM Eastern time. Hosting the call will be David Hamamoto, president and chief executive officer, and Andrew Richardson, chief financial officer and treasurer. The Company will post on its website, www.nrfc.com, a June 30, 2007 update to its corporate presentation.

The call will be webcast live over the Internet from NorthStar's website at www.nrfc.com and will be archived on the Company's website. The call can also be accessed live over the phone by dialing 800-240-5318, or for international callers, by dialing 303-262-2190.

A replay of the call will be available one hour after the call through Thursday, August 16, 2007 by dialing 800-405-2236 or 303-590-3000 for international callers, using pass code 11094022.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is an internally managed REIT that primarily originates and invests in commercial real estate debt, real estate securities and net lease properties. For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

NorthStar Realty Finance Corp.
Condensed Consolidated Statements of Operations
(Amounts in thousands)
(Unaudited)
	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
Revenues and other income:
Interest income	$79,900	$26,296	$138,204	$45,287
Interest income - related parties	2,966	2,892	5,931	5,819
Rental and escalation income	21,871	7,998	41,203	14,431
Advisory and management fee income - related parties	1,394	1,490	2,815	2,993
Other revenue	1,329	437	3,561	2,353
Total revenues	107,460	39,113	191,714	70,883
Expenses:
Interest expense	64,546	19,833	112,103	34,165
Real estate properties - operating expenses	2,869	2,016	5,626	3,528
General and administrative:
Salaries and equity based compensation (1)	8,859	5,979	17,650	9,955
Auditing and professional fees	1,298	641	4,003	2,291
Other general and administrative	3,900	2,014	6,933	3,405
Total general and administrative	14,057	8,634	28,586	15,651
Depreciation and amortization	7,841	2,830	14,431	5,325
Total expenses	89,313	33,313	160,746	58,669
Income from operations	18,147	5,800	30,968	12,214
Equity in earnings of unconsolidated ventures	(600)	104	(584)	196
Unrealized gain (loss) on investments and other	(887)	(459)	(8,178)	1,624
Realized gain (loss) on investments and other	(14)	566	2,527	798
Income from continuing operations before minority interest	16,646	6,011	24,733	14,832
Minority interest in operating partnership	(779)	(851)	(1,155)	(2,249)
Minority interest in joint ventures	(136)	—	(136)	—
Income from continuing operations	15,731	5,160	23,442	12,583
Income (loss) from discontinued operations, net of minority interest	(8)	84	(56)	107
Gain on sale from discontinued operations, net of minority interest	—	—	—	141
Gain on sale of joint venture interest, net of minority interest	—	—	—	279
Net income	15,723	5,244	23,386	13,110
Preferred stock dividends	(4,758)	—	(6,071)	—
Net income available to common shareholders	$10,965	$5,244	$17,315	$13,110
Net income per share from continuing operations (basic/diluted)	$0.18	$0.15	$0.28	$0.39
Income per share from discontinued operations (basic/diluted)	—	—	—	—
Gain on sale of discontinued operations and joint venture interest (basic/diluted)	—	—	—	0.01
Net income available to common shareholders	$0.18	$0.15	$0.28	$0.40
Weighted average number of shares of common stock:
Basic	61,378,154	34,980,352	61,354,049	32,897,222
Diluted	64,419,056	40,744,276	64,398,513	38,562,576

(1)
The three months ended June 30, 2007 and 2006, includes $4,158 and $2,743 of equity based compensation expense, respectively. The six months ended June 30, 2007 and 2006 includes $7,889 and $4,456 of equity based compensation expense, respectively.

NorthStar Realty Finance Corp. Consolidated Balance Sheets
(Amounts in thousands, except per share and share data)
	June 30, 2007	December 31, 2006
ASSETS:	(Unaudited)
Cash and cash equivalents	$41,386	$44,753
Restricted cash	385,007	134,237
Operating real estate - net	1,052,710	468,608
Available for sale securities, at fair value	1,368,125	788,467
CDO deposit and warehouse agreements	15,362	32,649
Collateral held by broker	12,479	—
Real estate debt investments	2,210,387	1,571,510
Corporate debt investment	258,101	—
Investments in and advances to unconsolidated ventures	11,148	11,845
Receivables, net of allowance of $6 and $9 in 2007 and 2006	34,231	17,477
Unbilled rents receivable	4,196	2,828
Derivative instruments, at fair value	14,708	958
Receivables - related parties	387	378
Deferred costs and intangible assets, net	140,618	90,200
Other assets	34,733	21,710
Total assets	$5,583,578	$3,185,620

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Mortgage notes and loans payable	$844,499	$390,665
Exchangeable Senior Notes	172,500	—
CDO bonds payable	2,411,845	1,682,229
Credit facilities	692,007	16,000
Secured term loan	101,513	—
Liability to subsidiary trusts issuing preferred securities	286,258	213,558
Repurchase obligations	59,622	80,261
Securities sold, not yet purchased	11,918	—
Obligations under capital leases	3,496	3,454
Accounts payable and accrued expenses	28,104	20,025
Escrow deposits payable	84,514	58,478
Derivative liability, at fair value	6,031	16,012
Other liabilities	41,663	22,308
Total liabilities	4,743,970	2,502,990

Minority interest in operating partnership	12,593	7,655
Minority interest in joint ventures	16,842	15,204

Stockholders’ Equity:
8.75% Series A preferred stock, $0.01 par value, $25 liquidation preference per share, 2,400,000 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	57,867	57,867
8.25% Series B preferred stock, $0.01 par value, $25 liquidation preference per share, 7,600,000 and 0 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	183,516	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 61,582,344 and 61,237,781 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively
Additional paid-in capital	593,949	590,035
Retained earnings (deficit)	(9,665)	16,570
Accumulated other comprehensive loss	(16,109)	(5,313)
Total stockholders’ equity	810,173	659,771
Total liabilities and stockholders’ equity	$5,583,578	$3,185,620

NorthStar Realty Finance Corp.
Reconciliation of Net income to Funds from Operations and Adjusted Funds from Operations
(Amounts in thousands, except per share data)

The following is a reconciliation of net income to FFO and AFFO and illustrates the difference in this measure of operating performance
	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006

Funds from Operations:
Income from continuing operations before minority interest	$16,646	$6,011	$24,733	$14,832
Minority interest in joint ventures	(136)	—	(136)	—
Income from continuing operations before minority interest in operating partnership	16,510	6,011	24,597	14,832
Adjustments:
Preferred dividend	(4,758)	—	(6,071)	—
Depreciation and amortization	7,841	2,843	14,431	5,338
Funds from discontinued operations	(5)	84	17	121
Real estate depreciation and amortization - unconsolidated ventures	247	214	496	332
Funds from Operations	$19,835	$9,152	$33,470	$20,623

Adjusted Funds from Operations:
Funds from Operations	$19,835	$9,152	$33,470	$20,623
Straight-line rental income, net	(663)	(368)	(987)	(673)
Straight-line rental income, discontinued operations	—	—	10	—
Straight-line rental income, unconsolidated ventures	(53)	(24)	(113)	(32)
Amortization of equity-based compensation	4,158	2,743	7,889	4,456
Fair value lease revenue (SFAS 141 adjustment)	(164)	(88)	(340)	(115)
Unrealized (gains)/losses from mark-to-market adjustment	1,828	1,000	9,838	(1,074)
Adjusted Funds from Operations	$24,941	$12,415	$49,767	$23,185

FFO per share of Common Stock	$0.31	$0.22	$0.52	$0.53

AFFO per share of Common Stock	$0.39	$0.31	$0.77	$0.60

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of NorthStar's historical or future financial performance that are different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of applicable SEC rules. These include: (i) Funds From Operations, (ii) Adjusted Funds From Operations, (iii) Return on Average Common Book Equity, and (iv) Return on Average Common Book Equity by business line. The following discussion defines these terms, which NorthStar believes can be useful measures of its performance.

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

Management believes that FFO and AFFO, each of which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT and NorthStar in particular. NorthStar computes FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT), as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. AFFO is a computation often made by REIT industry analysts and investors to measure a real estate company’s cash flow generated from operations. Management believes that FFO and AFFO are additional appropriate measures of our operating performance, and also useful to investors, because they facilitate an understanding of our operating performance after adjustment for certain non-cash expenses, such as real estate depreciation, which assumes that the value of real estate assets diminishes predictably over time. Since FFO and AFFO are generally recognized as industry standards for measuring the operating performance of a REIT, we also believe that FFO and AFFO provide us and our investors with an additional useful measure to compare our financial performance to other REITs.

NorthStar calculates AFFO by subtracting from (or adding) to FFO:

•
normalized recurring expenditures that are capitalized by us and then amortized, but which are necessary to maintain NorthStar’s properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

•	an adjustment to reverse the effects of straight-lining of rents and fair value lease revenue under SFAS 141;

•	the amortization or accrual of various deferred costs including intangible assets and equity based compensation; and

•
an adjustment to reverse the effects of unrealized gains/(losses) relating to: (i) change in the value of the Company’s off-balance sheet warehouse facilities caused by changes in interest rates; and (ii) changes in the value of the credit default swaps in NorthStar’s consolidated synthetic CDO equity interests (which would otherwise be recorded as an adjustment to shareholder’s equity if such interests had been unconsolidated.)

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of the NorthStar’s operating performance or as an alternative to cash flow from operating activities as a measure of NorthStar’s liquidity.

Return on Average Common Book Equity

We calculate return on average common book equity (“ROE”) on a consolidated basis and for each of our major business lines. We believe that ROE provides investors and management with a good indication of the performance of the Company and our business lines because it provides the best approximation of cash returns on common equity invested. Management also uses ROE, among other factors, to evaluate profitability and efficiency of equity capital employed, and as a guide in determining where to allocate capital within its business. ROEs may fluctuate from quarter to quarter based upon a variety of factors, including the timing and amount of investment fundings, repayments and asset sales, capital raised and leverage used, and the yield on investments funded.

NorthStar urges investors to carefully review the GAAP financial information included as part of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and quarterly earnings releases.

Return on Average Common Book Equity (Including and Excluding G&A)
($ in thousands)	Three Months Ended
	June 30, 2007		Annualized
Adjusted Funds from Operations (AFFO)	$24,941		$99,764	(A)

Plus: General & Administrative Expenses	14,057
Plus: General & Administrative Expenses from Unconsolidated Ventures	1,470
Less: Equity-Based Compensation and Straight-Line Rent included in G&A	4,161
AFFO, excluding G&A	36,307		145,228	(B)

Average Common Book Equity & Operating Partnership Minority Interest (1)	$586,965	(C)
Return on Average Common Book Equity (including G&A)	17.0%	(A)/(C)
Return on Average Common Book Equity (excluding G&A)	24.7%	(B)/(C)
_____________________________
(1)
Average Common Book Equity & Operating Partnership Minority Interest computed using beginning and ending of period balances. ROE will be impacted by the timing of new investment closings and repayments during the quarter.

Return on Average Common Book Equity by Business Segment (Pre-G&A)
($ in thousands)
	Three Months Ended
	June 30, 2007
			Net
	Lending	Securities	Lease	Corporate Debt	Total
AFFO, Pre- G&A	$19,440	$9,136	$6,118	$1,613	$36,307

Annualized	77,760	36,544	24,472	6,452	145,228

Average Common Book Equity & Operating
Partnership Minority Interest(1)	316,979	100,130	152,231	17,625	586,965

ROE, Pre-G&A	24.5%	36.5%	16.1%	36.6%	24.7%
_____________________________
(1)
Average Common Book Equity & Operating Partnership Minority Interest computed using beginning and ending of period balances.
ROE will be impacted by the timing of new investment closings and repayments during the quarter.

Second Quarter Funded Real Estate Loan and Net Lease Statistics
($ in thousands)
	Real Estate Loans
	Fixed	Floating	Total	Net Lease
Amount Funded	$6,036	$203,488	$209,524	$221,203
Weighted Average Yield	21.95%	8.37%	8.77%	11.53%
Weighted Average all-in spread / margin(1)	17.31%	3.02%	3.44%	NA
Weighted Average First $ LTV	80.0%	21.2%	22.9%	NA
Weighted Average Last $ LTV	90.0%	76.7%	77.1%	NA

_____________________________
(1)	Based on average quarterly and one-month LIBOR and US Treasury rates during the quarter. All-in spread and margin includes up-front origination fees and exit points, if any.

Second Quarter Funded Securities Investments Statistics
($ in thousands)	Amount
Invested(1)
CMBS (investment grade)	$151,665
CMBS (non-investment grade)	6,000
REIT Debt (investment grade)	3,009
Bank Loans (investment grade)	27,496
Bank Loans (non-investment grade)	46,380
Total	$234,550
_____________________________

(1)	Securities investments are generally acquired in off-balance sheet warehouse facilities.

Second Quarter Funded Loan Statistics (Monroe Capital)
($ in thousands)
	Corporate Loans

	Fixed	Floating	Total
Amount Funded	$25,000	$305,095	$330,095
Weighted Average Yield	17.11%	8.07%	8.75%
Weighted Average all in spread / margin (1)	12.00%	2.72%	3.42%
% First Lien	-	96.9%	89.5%
% Second Lien	-	0.8%	80.0%
% Other	100.0%	2.3%	9.7%

CDO Management Fees at June 30, 2007
($ in thousands)
	Fee - Based	Annual Management Fee %			Annualized Management Fee
	Assets (1)	Senior	Subordinate	Total	Revenue
CDO I	$333,028	0.15%	0.20%	0.35%	$1,166
CDO II	351,248	0.15%	0.20%	0.35%	1,229
CDO III	401,016	0.15%	0.20%	0.35%	1,404
CDO IV	400,062	0.15%	0.20%	0.35%	1,395
CDO V	495,937	0.15%	0.20%	0.35%	1,736
CDO VI	450,000	0.15%	0.25%	0.40%	1,794
CDO VII	552,865	0.15%	0.20%	0.35%	1,935
CDO VIII	900,000	0.15%	0.25%	0.40%	3,589
CDO IX	800,000	0.15%	0.25%	0.40%	3,200

Total	$4,684,156				$17,448
_____________________________
(1)	Represents June 2007 asset value per Trustee Statement.

Assets Under Management at June 30, 2007
($ in thousands)
	$	%
Investment grade securities	$2,145,307	30.1%
First mortgage(1)	1,397,170	19.6%
Non-investment grade securities	1,000,488	14.0%
Mezzanine and other subordinate loans	730,885	10.2%
Monroe- 1st lien loans	633,995	8.9%
Monroe- 2nd lien loans & CLO equity	48,640	0.7%
Non-investment grade net lease(2)	902,633	12.7%
Investment grade net lease(2)	274,590	3.8%
Total	$7,133,708	100.0%
_____________________________
(1)	Includes $127.8 million of junior participations in first mortgages.
(2)	Net lease amounts prior to accumulated depreciation and impact of statement of FAS No. 141.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NorthStar Realty can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from NorthStar Realty's expectations include, but are not limited to changes in economic conditions generally and the real estate and bond markets specifically, legislative or regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates and interest rate spreads, policies and rules applicable to REITs, the continued service of key management personnel, the effect of competition in the real estate finance industry, the costs associated with compliance and corporate governance, including the Sarbanes-Oxley Act and related regulations and requirements, and other risks detailed from time to time in NorthStar Realty's SEC reports. Factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2006. Such forward-looking statements speak only as of the date of this press release. NorthStar Realty expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:
Investor Relations
Julie Tu
(212) 827-3776